EXHIBIT 10.5

PERFORMANCE SHARES AWARD AGREEMENT

KeyCorp grants to the Participant named below, in accordance with the terms, and subject to the conditions, of the KeyCorp 2013 Equity Compensation Plan (the “Plan”), this Performance Shares Award Agreement (the “Award Agreement”) and the attached Acceptance Agreement, an award of the target number of performance shares (“Performance Shares” or “Award”), on the Date of Grant, each as set forth below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

Each Performance Share represents the contingent right to receive one Common Share, subject to the terms and conditions set forth in the Plan, this Award Agreement and the Acceptance Agreement. The Participant’s right to receive payment of all, a portion, or a multiple of the Performance Shares shall be contingent upon the level of achievement of the Performance Goals and the Participant’s continued employment, each as provided herein, in all cases subject to the other terms and conditions of this Award Agreement, the Plan and the Acceptance Agreement, including, if the Participant is a 162(m) Covered Employee (as defined in Appendix A) the additional terms and conditions set forth in Appendix A.

Name of Participant:	[—]

Target Number of Performance Shares:	[—]

Date of Grant:	February 16, 2015

Vesting Date:	February 17, 2018, subject to approval of the Compensation and Organization Committee of the Board of Directors, and subject to your continued employment on this date and the achievement of the Performance Goals set forth below (except as otherwise provided in this Award Agreement)

Performance Period:	January 1, 2015 through December 31, 2017

Performance Goals:	The Participant may vest in between 0% and 150% of the target number of Performance Shares subject to this Award based on the weighted level of achievement of the following “Performance Goals” during the Performance Period:

Performance Goals					Other Factors (Vesting Reduction Only)
Performance Metric	Weight	Threshold	Target	Maximum
		50% Weighted Vesting	100% Weighted Vesting	150% Weighted Vesting
Total Shareholder Return vs. Peers	25%	25% ile	50% ile	75% ile	ERM Dashboard
Return on Assets vs. Peers	25%	25% ile	50% ile	75% ile	Execution of Strategic Priorities
Cumulative Earnings Per Share	50%	75% of EPS at Plan*	100% of EPS at Plan*	125% of EPS at Plan*	Other factors, as appropriate

Straight line interpolation applies for performance between Threshold and Maximum levels.

The Committee shall determine the level of achievement of the Performance Goals within two and one-half months after the end of the Performance Period in accordance with the provisions of this Award Agreement, the Plan and the Acceptance Agreement. Notwithstanding any other provision of the Award Agreement, the Committee may reduce the number of Performance Shares otherwise vesting based on the Other Factors set forth above, as determined by the Committee in its sole discretion.

For purposes of this Award Agreement:

*EPS at Plan:	The Cumulative Earnings Per Share as set forth in the KeyCorp 2015-2017 Long Term Incentive Compensation Plan, which excludes any impact to Cumulative Earnings Per Share based on changes to interest rates. EPS at Plan may be adjusted by KeyCorp, in its discretion, to correspond to changes in interest rates.

Total Shareholder Return vs. Peers:	KeyCorp’s percentile ranking among the companies in the Peer Group (as defined below) for total shareholder return for the Performance Period, calculated based on the average closing share price over the last 20 trading days in 2014 compared to the average closing share price over the last 20 days in 2017 plus investment of dividends paid during the Performance Period.

Return on Assets vs. Peers:	KeyCorp’s percentile ranking among the companies in the Peer Group (as defined below) for average annual return on assets during the three fiscal years of (or ending during) the Performance Period, with return on assets calculated as net income from continuing operations divided by average assets from continuing operations.

Cumulative Earnings Per Share:	The sum of KeyCorp’s annual earnings per share for the three fiscal years in the Performance Period, as reported in the Form 10-Ks filed by KeyCorp for such fiscal years.

Peer Group:	The companies in the S&P Banks Index on the Date of Grant, excluding Wells Fargo & Company and Hudson City Bancorp, with such adjustments to the composition of the Peer Group as may be determined by the Committee, in its sole discretion. The Committee reviews the companies in the Peer Group annually.

The Participant must accept the Award online in accordance with the procedures established by KeyCorp and the Award administrator or this Award Agreement may be cancelled by KeyCorp, in its sole discretion. By accepting the Award in accordance with these procedures, the Participant acknowledges that:

•	This Award is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. The Participant understands and agrees that the Award is subject to risk adjustment in accordance with the procedures set forth in the Incentive Compensation Program and Policy. These procedures permit Key, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of the Award under certain circumstances, including in the event that the Participant receives a “Does Not Meet” risk rating as part of his or her annual performance review, and/or in the event that the Participant’s business unit experiences negative pre-provision net revenue (before allocated costs) or significant credit, market or operational losses. If a significant risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk adjustment of the Award.

•	The Participant understands that as a condition to receiving the Award, the Participant must agree to be bound by and comply with the terms and conditions of the Plan, the Award Agreement and related Acceptance Agreement. As soon as the Participant accepts the Award, the terms and conditions of the Award Agreement and Acceptance Agreement will constitute a legal contract that will bind both the Participant and KeyCorp.

Additional Terms

1. Effect of Termination.

(a) In General. The Award shall be forfeited automatically without further action or notice if the Participant ceases to be continuously employed by Key prior to the Vesting Date, except as otherwise provided in this

Section 1. For purposes of this Section 1, the continuous employment of the Participant shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of Key, by reason of the transfer of employment among KeyCorp and its affiliates.

(b) Certain Terminations. Notwithstanding Section 1(a), if, prior to the Vesting Date, the Participant’s continuous employment is terminated as a result of the Participant’s death, Disability, Termination Under Limited Circumstances or Retirement, the Participant will vest in a pro rata portion of the Performance Shares.

The pro rata vesting provided for under this Section 1(b) shall be determined by multiplying the target number of Performance Shares granted under this Agreement by a fraction, the numerator of which shall be the number of full months of Participant’s continuous employment from the Date of Grant through the date of termination and the denominator of which shall be 36, and adjusting this number at the end of the Performance Period based on the level of achievement of the Performance Goals (and the satisfaction of the other terms and conditions of this Award Agreement, the Plan and the Acceptance Agreement, including, as applicable, the additional terms and conditions of Appendix A).

For purposes of this Award Agreement, a Participant’s “Retirement” shall mean the Participant’s Voluntary Resignation on or after attaining age 55 and completion of at least 5 years of service (inclusive of termination after attaining age 60 and completion of at least 10 years of service).

(c) Certain Terminations Within Two Years After a Change of Control. Notwithstanding the foregoing provisions of Section 1, if, prior to the Vesting Date, the Participant’s continuous employment with Key is terminated within two years following the date of a Change of Control for any reason other than a Voluntary Resignation (excluding a Voluntary Resignation constituting a Retirement, as defined above) or a Termination for Cause, the target number of Performance Shares (or if such Change of Control and termination of employment occurs after the end of the Performance Period, the number of Performance Shares earned under this Award Agreement based upon achievement of the Performance Goals) shall become immediately vested (without pro ration).

2. Payment of Vested Performance Shares. Except as otherwise provided in Sections 1(b) or 1(c), any Performance Shares earned pursuant to this Award Agreement shall become vested only if the Participant remains continuously employed by Key from the Date of Grant through the Vesting Date. Payment of any earned and vested Performance Shares shall be made in the form of whole Common Shares, rounded down to the nearest Common Share, for each vested Performance Share. Payment shall occur as soon as practicable following the vesting of the Performance Shares but in no event later than two and one-half months after the Vesting Date.

3. Dividend Equivalents. Dividend equivalents shall be credited on the target number of Performance Shares which shall be deemed reinvested and be subject to the same terms and restrictions otherwise applicable to the Performance Shares (including but not limited to vesting requirements) under this Award Agreement, the Plan and the Acceptance Agreement.

4. Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s termination of employment with Key, then the Performance Shares shall be immediately forfeited without further action or notice, and any Common Shares delivered in payment of the Award within one year prior to the Participant’s termination of employment, and any Profits realized by the Participant from the sale of such Common Shares, shall become immediately due and payable to KeyCorp on KeyCorp’s demand. This Section 4 shall survive the termination of Participant’s employment.

5. KeyCorp’s Reservation of Rights. As a condition of receiving this Award, the Participant acknowledges and agrees that Key intends to comply with the requirements of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time; (b) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies; and (c) KeyCorp’s risk requirements and policies. As a condition of receiving this Award, the Participant understands and agrees that KeyCorp may, in its sole discretion, (x) decrease or cause the forfeiture of all or any part of this Award,

(y) initiate a clawback of all or any part of this Award, and/or (z) demand the Participant’s repayment to KeyCorp of any Common Shares paid to the Participant under this Award, or the Profits realized from the sale of such Common Shares, if KeyCorp determines that such action is necessary or desirable.

6. Relation to Other Benefits. Any economic or other benefit to the Participant under this Award Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Key and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Key.

7. KeyCorp Stock Ownership Guidelines. If the Participant is subject to and has not met the KeyCorp Stock Ownership Guidelines, the Participant may not sell or otherwise transfer the Common Shares provided upon vesting of the Award (if any) until and unless the Participant meets the Stock Ownership Guidelines or terminates employment with Key; provided, however, that notwithstanding the foregoing, the Participant may sell the number of Common Shares necessary to satisfy any withholding tax obligation that may arise in connection with the vesting of this Award even the Participant has not met the Stock Ownership Guidelines.

8. Taxes and Withholding. To the extent that Key is required to withhold any federal, state, local or other taxes in connection with the delivery of Common Shares under this Award Agreement, then Key shall retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Common Shares on the date of delivery); provided that in no event shall the value of the Common Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. To the extent that Key is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Award Agreement, then Key shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any other compensation payable in cash to the Participant.

9. Entire Agreement; Amendments. This Award Agreement, along with the Plan and the related Acceptance Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained therein, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. KeyCorp may modify or amend this Award Agreement at any time upon written notice to the Participant, provided that KeyCorp may not amend this Award Agreement in a manner adverse to the interests of the Participant without the Participant’s consent. Notwithstanding any other provision of this Award Agreement, if the Committee determines that a change in the business, operations, corporate structure or capital structure of KeyCorp, the manner in which it conducts business or other events or circumstances render the Performance Goals to be unsuitable, the Committee may modify the Performance Goals and/or the related threshold, target and maximum levels of achievement, in whole or in part, as the Committee deems appropriate. In the event of any inconsistency between the provisions of this Award Agreement or the related Acceptance Agreement, on the one hand, and the Plan, on the other, the Plan shall govern.

10. Administration. KeyCorp shall have the right, in accordance with the Plan, to determine any questions which arise in connection with the Award. All such determinations and decisions shall be final, conclusive and binding on all persons, including Key, the Participant and the Participant’s estate and beneficiaries.

11. Successors and Assigns. Without limiting Section 14.1 of the Plan, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of KeyCorp.

12. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award comply with the provisions of Section 409A of the Code (“Section 409A”). The Award shall accordingly be administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. In particular, to the extent that the Participant’s right to receive payment under the Award becomes vested and the event triggering the Participant’s right to payment is the Participant’s termination of employment, then notwithstanding anything herein to the contrary, payment will be made to the Participant, to the extent necessary to comply with Section 409A, on the earlier of (a) the Participant’s “separation from service” (determined in accordance with Section 409A); provided, however, that if the Participant is a “specified employee” (determined in accordance with KeyCorp’s policies), the date of payment shall not occur until the first business day of the seventh month following the date of the Participant’s separation from service with Key, or (b) the Participant’s death. Further, to the extent necessary to comply with Section 409A, a transaction shall be considered a Change of Control only if it also qualifies as a “change in the ownership” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of KeyCorp within the meaning of Section 409A.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO 162(m) COVERED EMPLOYEES

This Appendix A sets forth certain additional terms and conditions which shall apply to the Participant’s Award if and only if the Participant is a “162(m) Covered Employee” (as defined in Section A, below). This Appendix A is intended to provide for the qualification of a 162(m) Covered Employee’s Award as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and this Appendix A shall be interpreted and administered in accordance with such intent.

A. Notwithstanding any other provision of the Award Agreement, if the Participant is a 162(m) Covered Employee, then the Award shall be forfeited automatically without further action or notice if the Initial Performance Objective (as defined below) is not achieved, except as otherwise provided in Section 1(c) of the Award Agreement. For purposes of the Award Agreement, a “162(m) Covered Employee” means an individual who is a “covered employee” as defined in Section 162(m)(3) of the Code (and applicable Treasury Department regulations and other guidance published thereunder) for the taxable year in which KeyCorp would be entitled to deduct the payment of the Performance Shares for federal income tax purposes (disregarding any limitations on deductibility under Sections 162(m) or 280G of the Code).

B. For purposes of this Award Agreement, the “Initial Performance Objective” shall be achieved if and only if the ratio of KeyCorp’s average Pre-Provision Net Revenue for the three fiscal years in the Performance Period to KeyCorp’s Average Assets for the three fiscal years that preceded the Performance Period equals or exceeds seventy-five percent (75%) of the same ratio for the three fiscal years that preceded the Performance Period. For purposes of this Award Agreement, Pre-Provision Net Revenue shall mean KeyCorp’s pre-provision net revenue from continuing operations for the relevant fiscal years, and Average Assets shall mean KeyCorp’s average assets of continuing operations for the relevant fiscal years, each as reported in the Form 10-Ks filed by KeyCorp for the relevant fiscal years. If the Participant is a 162(m) Covered Employee, KeyCorp’s achievement of the Initial Performance Objective shall be certified by the Committee in writing within two and one-half months after the end of the Performance Period and prior to the payment of any Performance Shares under the Award Agreement.

C. Notwithstanding any other provision of the Award Agreement, if the Participant is a 162(m) Covered Employee, then subject to potential reduction by the Committee pursuant to paragraph D below, if the Initial Performance Objective is achieved, then KeyCorp shall credit to the Participant’s account a number of Performance Shares equal to 150% of the target number of Performance Shares, or such lesser number of Performance Shares as may be determined by the Committee, in its discretion, in accordance with paragraph D below.

D. Notwithstanding paragraph C above, if the Participant is a 162(m) Covered Employee, the actual number of Performance Shares credited to the Participant’s account pursuant to the Award Agreement may be reduced by the Committee in its discretion below the number of Performance Shares, if any, earned based upon achievement of the Initial Performance Objective (including a reduction to zero). It is the current intention of the Committee that any such reduction shall be made based on the level of achievement of the performance goals described in the Award Agreement, as determined by the Committee.

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Award and in consideration thereof, I accept such Award subject to the terms and conditions of the Plan, the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of Key, and (ii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or any of the Common Shares to be paid to me pursuant to the Award.

1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, or which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation.

3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee, without the written consent of Key (which consent Key may grant or withhold in its discretion). “Key Employees” shall include (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key.

4. (a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with any Key customer or potential customer with whom I interacted, became acquainted, or learned of through access to information while employed at Key, without the written consent of Key (which consent Key may grant or withhold in its discretion).

(b) In the event that my employment with Key is terminated as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Acceptance Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5. The aforementioned restrictions in paragraphs 1, 2, 3 and 4(a) shall not apply in the event that, within the 2-year period commencing on a Change of Control: (i) my employment with Key is terminated as a result of a Termination Under Limited Circumstances, or (ii) I terminate employment with Key after a relocation of my principal place of employment more than 35 miles from my principal place of employment immediately prior to the Change of Control, or after a reduction in my base salary after a Change of Control.

6. I agree that the Plan, the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to conflicts of laws principles, and that if any term, condition, clause or provision of the Plan, the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Plan, the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Plan, the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Plan, the Award Agreement and this Acceptance Agreement.

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